UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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☐	Soliciting Material Under Rule 14a-12

TAUBMAN CENTERS, INC.
(Name of Registrant as Specified in Its Charter)

LAND & BUILDINGS CAPITAL GROWTH FUND, LP L & B REAL ESTATE OPPORTUNITY FUND, LP LAND & BUILDINGS GP LP LAND & BUILDINGS INVESTMENT MANAGEMENT, LLC JONATHAN LITT
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Land & Buildings Investment Management, LLC, together with the other participants named herein (collectively, “Land & Buildings”), has filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of a director nominee and the approval of a non-binding business proposal at the 2018 annual meeting of shareholders of Taubman Centers, Inc., a Michigan corporation.

Item 1: On May 22, 2018, Land & Buildings issued the following press release:

Both Leading Proxy Advisory Firms Again Endorse Land & Buildings’ Case for Change at Taubman

– For Second Consecutive Year, ISS and Glass Lewis Recommend Shareholders Vote FOR Election of Jonathan Litt to Taubman Board and Believe that Independent Shareholder Perspective is Needed in the Boardroom –

– Both ISS and Glass Lewis Believe Land & Buildings Has Demonstrated a Compelling Case for Change at Taubman Centers and Support Proposal to Eliminate Dual-Class Voting Structure –

– Land & Buildings Outlines Five Motions Mr. Litt Intends to Immediately Propose if Elected as a Director, Including Moving From a Supermajority to a Majority Vote Standard –

– Land & Buildings Urges All Shareholders to Follow the Recommendations of ISS and Glass Lewis and Vote Today on the BLUE Proxy Card –

Stamford, CT – May 22, 2018 – Land & Buildings Investment Management, LLC (together with its affiliates, "Land and Buildings") announced today that leading independent proxy voting advisory firms Institutional Shareholder Services (“ISS”) and Glass, Lewis & Co. (“Glass Lewis”) have recommended that shareholders of Taubman Centers, Inc. (NYSE: TCO) (“Taubman,” “Taubman Centers” or the "Company”) support the election of Jonathan Litt to Taubman’s Board of Directors (“the Board”) at the upcoming 2018 Annual Meeting of Shareholders (the “ 2018 Annual Meeting”), scheduled to be held on May 31, 2018. Both ISS and Glass Lewis have recommended that shareholders vote on Land & Buildings’ BLUE proxy card FOR the election of Mr. Litt and FOR the proposal to eliminate the dual-class voting share structure at Taubman.

Jonathan Litt, Founder and Chief Investment Officer of Land & Buildings, stated: “We are pleased that for the second consecutive year, both Glass Lewis and ISS believe that a lack of effective oversight by the Taubman Board has contributed to the Company’s underperformance and operational issues, and that change is sorely needed. Importantly, Glass Lewis and ISS both recognize the need for an independent shareholder representative in the boardroom. As we previously stated, we have repeatedly reached out to the Board throughout the past year to try to come to a consensual resolution to address the issues facing the Company, but the Board has been unwilling to engage with us. While we remain willing to discuss a collaborative solution, we are also resolute in our commitment to enhance shareholder value and improve corporate governance at Taubman.

If elected to the Board at the upcoming Annual Meeting, I intend to immediately propose five motions:

1.	Motion for the Board to immediately call a special meeting and recommend that shareholders vote in favor of amendments to the Articles of Incorporation (“Charter”) and Bylaws changing the supermajority vote standard to a simple majority vote standard for corporate actions and Bylaw and Charter amendments.
2.	Motion to split the Chairman and CEO roles.

3.	Motion to form a special committee of independent directors to evaluate the elimination of the dual-class voting share structure.
4.	Motion to form a capital allocation committee to evaluate ways to improve performance at Taubman, including strategic alternatives, capital allocation and operations.
5.	Motion to sell assets to take advantage of the arbitrage between private and public markets given the substantial discount the shares trade at to Net Asset Value.[1]

As Taubman’s Annual Meeting is quickly approaching, I ask all shareholders to follow the recommendations of Glass Lewis and ISS and support desperately-needed change at the Company.”

In its report, Glass Lewis noted the following2:

•	“(D)espite the Company's attempt to frame any action on these fronts as being the result of proactive engagement with shareholders or the board's inherent commitment to good corporate governance, an objective read of the timing and nature of the recent changes made by the board indicates that they were undertaken largely in reaction to pressure by Land & Buildings and other shareholders. In our view, Taubman has merely taken the minimum action required, as late as possible, in hopes of appeasing its public shareholders.”

•	“In terms of the independence of the board, we remain concerned that the Company is adhering to minimum standards and not fully embracing the changes necessary to enhance corporate governance and shareholder representation at the board level.”

•	“In our opinion, having both Taubmans on the board is largely redundant, in their current roles as executives, family members and preferred stockholders. We believe common shareholders would be better served and represented on the board by disrupting the status quo and electing an outside director nominee, Mr. Litt, whose independence and ownership mentality is not in doubt -- especially considering that this is a change that a majority of the non-Taubman family shareholders who voted at last year's annual meeting supported.”

•	“Overall, we believe the board's recent actions on the governance front, while welcomed, support Land & Buildings' continued allegations that the recent changes adopted by the Company are mostly cosmetic and that the board is less than sincere about instituting corporate governance reforms and addressing the underlying operational and governance issues that Taubman's deficient structure has allowed to persist for several years.”

•	“(W)e continue to believe an opportunity exists for Taubman to improve profitability, perhaps by thoughtful incorporation of some of the strategies proposed by Land & Buildings, such as more food and beverage options, kiosks and advertising, or by reducing expenses.”

Specifically regarding Land & Buildings’ proposal to eliminate the dual-class voting share structure, Glass Lewis noted:

•	“(W)e note our general belief that dual-class voting structures are typically not in the best interests of common shareholders and that a structure allowing one vote per share generally operates as a safeguard for common shareholders.”

•	“(T)his proposal could lead to greater representation for Taubman's public shareholders on the board and on matters up for shareholder vote where the outcome would likely be less influenced solely by the Taubman family by virtue of their shares of Series B preferred stock.”

1 Net asset value based on Wall Street Research.

2 Permission to quote Glass Lewis and ISS was neither sought nor obtained. Emphasis added.

Last week, ISS also recommended that shareholders vote on the BLUE proxy card FOR the election of Jonathan Litt and FOR the proposal to eliminate the dual-class voting share structure, stating:

•	“(R)eplacing COO William Taubman as a director seems to be a relatively lowcost means of gaining independent shareholder representation on the board.”

•	“Litt offers significant industry knowledge, including prior board experience at another public REIT, and remains well-positioned to provide an independent investor perspective.”

Furthermore, ISS supports proposals that reduce a supermajority voting standard to a majority voting standard and has specifically noted concerns with Taubman’s supermajority vote requirement.

VOTE FOR CHANGE ON THE BLUE PROXY CARD TODAY.

For additional information, please visit www.SaveTaubman.com.

###

About Land & Buildings:

Land & Buildings is a registered investment manager specializing in publicly traded real estate and real estate related securities. Land & Buildings seeks to deliver attractive risk adjusted returns by opportunistically investing in securities of global real estate and real estate related companies, leveraging its investment professionals' deep experience, research expertise and industry relationships.

Investor Contact:

Edward McCarthy / Peter Aymar

D.F. King & Co., Inc.

212-269-5550

emccarthy@dfking.com / paymar@dfking.com

Media Contact:
Dan Zacchei / Joe Germani

Sloane & Company

212-486-9500

Dzacchei@sloanepr.com / JGermani@sloanepr.com

Item 2: The following materials were posted by Land & Buildings to www.savetaubman.com:

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